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Exhibit 6

Report of Independent Accountants

To the Board of Directors and Stockholders
Southwall Technologies Inc.

    We have reviewed the accompanying consolidated balance sheet of Southwall Technologies Inc. and its subsidiaries as of October 1, 2000, and the related consolidated statement of operations for the three-month and nine month period ended October 1, 2000 and the consolidated statement of cash flows for the nine month period ended October 1, 2000. These financial statements are the responsibility of the Company's management.

    We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

    Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

    These consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the consolidated financial statements, the company has experienced recurring losses from operations, has significant current and long-term debt containing certain covenants with which the Company has not been in compliance requiring the Company to obtain waivers and to reclassify as a current liability the debt for which waivers have not been obtained, and significant capital commitments for debt service, manufacturing facilities and equipment that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

    We previously audited in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet as of December 31,1999, and the related consolidated statements of operations, of stockholders' equity, and of cash flows for the year then ended (not presented herein), and in our report dated March 3, 2000 except as to Notes 4,9,11, and 12, which are as of September 28, 2000 we expressed an unqualified opinion on those consolidated financial statements and included an explanatory paragraph describing an uncertainty about Southwall Technologies Inc. ability to continue as a going concern. In our opinion, the information set forth in the accompanying consolidated balance sheet information as of December 31,1999 is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

PricewaterhouseCoopers LLP
San Jose, California
November 13, 2000

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Report of Independent Accountants